Exhibit 2.2

GUARANTY

This GUARANTY (this “Guaranty”) is executed and delivered as of June 22, 2015, by CorEnergy Infrastructure Trust, Inc., a Maryland corporation (“Guarantor”), whose address is 1100 Walnut, Suite 3350, Kansas City, MO 64106, in favor of Energy XXI USA, Inc., a Delaware corporation (“Seller”).

RECITALS:

A.            Grand Isle Corridor, LP, a Delaware limited partnership (“Buyer”), and Seller are parties to that certain Purchase and Sale Agreement dated as of the date hereof (the “Agreement”).

B.            In order to induce Seller to enter into the Agreement, Guarantor agreed to execute and deliver to Seller this Guaranty.  Guarantor acknowledges that Seller would not have entered into the Agreement without the execution and delivery by Guarantor of this Guaranty.

AGREEMENT:

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Guarantor, Guarantor hereby agrees in favor of Seller (and Seller’s successors and assigns) as follows:

1.             Guarantor absolutely, unconditionally and irrevocably guarantees the prompt and complete payment and performance when due (taking into account any applicable cure periods under the Agreement), whether by acceleration or otherwise, of all obligations, liabilities and covenants, whether now in existence or hereafter arising, of Buyer to Seller, and arising under the Agreement (collectively, the “Obligations”).  Guarantor hereby agrees to pay and/or perform punctually, upon written demand by Seller, each such Obligation which is not paid or performed as and when due and payable by Buyer (taking into account any applicable cure periods under the Agreement), in like manner as such amount is due from Buyer.  For purposes hereof, the Obligations shall be performed or shall be due and payable when the applicable Obligation must be performed or paid under the terms of the Agreement, notwithstanding the fact that the collection or enforcement thereof as against Buyer may be stayed or enjoined under Title 11 of the United States Code or similar applicable law.  This Guaranty is one of payment and not of collection.

2.             Guarantor’s obligations under this Guaranty are absolute and unconditional and shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or the Agreement, or by any other circumstance relating to the Obligations or the Agreement which might otherwise constitute a legal or equitable discharge of or defense of a guarantor or surety.  Guarantor hereby irrevocably waives any and all suretyship defenses, defenses that could be asserted by Buyer (except payment or performance) and all other defenses that would otherwise be available to Guarantor.  All payments by Guarantor pursuant to this Guaranty shall be made without setoff.  Seller shall not be obligated to file any claim relating to the Obligations in the event that Buyer becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of Seller so to file shall not affect Guarantor’s obligations under this Guaranty.  Guarantor irrevocably waives any right to require Seller to pursue any other remedy in Seller’s power whatsoever, whether against Buyer or any other obligor principally or secondarily obligated with respect to the Obligations.  Guarantor irrevocably waives any defense arising by reason of any disability, bankruptcy, reorganization or similar proceeding involving Buyer.  In the event that any payment in respect of any Obligations is rescinded or must otherwise be returned for any reason whatsoever, Guarantor shall remain liable under this Guaranty in respect of such Obligations as if such payment had not been made.

3.             Guarantor agrees that Seller may at any time and from time to time, either before or after the maturity thereof, without notice to or further consent of Guarantor, extend the time, payment, or performance of any of the Obligations, and may also make any agreement with Buyer or with any other party to or person liable on any of the Obligations, or interested therein, for the extension, renewal, payment, compromise, waiver, discharge or release thereof, in whole or in part, or for any amendment or modification of the terms thereof or of the Agreement or any other agreement between Buyer and Seller or any such other party or person, without in any way impairing, releasing or affecting the liabilities of Guarantor under this Guaranty.

4.             Guarantor will not exercise any rights which it may acquire under or in connection with this Guaranty by way of subrogation until all of the Obligations to Seller shall have been indefeasibly paid in full, or performed in its entirety.  If, notwithstanding the preceding sentence, Guarantor receives any amount by way of subrogation, such amount shall be held in trust for the benefit of Seller and shall forthwith be paid to Seller to be credited and applied first, to any matured Obligations, and then, to any unmatured Obligations as they become due.

5.             This Guaranty shall remain in full force and effect and be binding upon Guarantor, its successors and assigns until all of the Obligations have been satisfied in full and the Agreement shall have been terminated or fully performed.  This Guaranty may not be modified, discharged or terminated orally or in any manner other than by an agreement in writing signed by Seller and Guarantor.  This is a continuing Guaranty relating to all Obligations, including any arising during any holdover term or arising under transactions renewing or extending the term of the Agreement, changing the terms of any Obligations, or creating new or additional Obligations after prior Obligations have in whole or in part been satisfied, regardless of any lapse of time.  If any of the present or future Obligations are guaranteed by persons, partnerships, corporations or other entities in addition to Guarantor, the death, release or discharge, in whole or in part, or the bankruptcy, liquidation or dissolution of one or more of such guarantors shall not discharge or affect the liabilities of Guarantor under this Guaranty.  The obligations of Guarantor hereunder shall be additional to, and not in substitution for, any security or other guarantee or indemnity at any time existing in respect of Buyer’s Obligations.  Guarantor acknowledges that Seller would not have entered into the Agreement without the execution and delivery of this Guaranty and that Seller does not have the right to terminate the Agreement if Guarantor terminates the Guaranty.  Therefore, in accordance with Louisiana Civil Code article 3061, Guarantor waives any right to terminate this Guaranty.

6.             No failure on the part of Seller to exercise, and no delay in exercising, any right, remedy or power under this Guaranty shall operate as a waiver thereof, nor shall any single or partial exercise by Seller of any right, remedy or power under this Guaranty preclude any other or future exercise of any right, remedy or power under this Guaranty.  Each and every right, remedy and power granted to Seller under this Guaranty or allowed it by law or by the Agreement or any other agreement shall be cumulative and not exclusive of any other, and may be exercised by Seller from time to time.

7.             Guarantor hereby waives notice of acceptance of this Guaranty and notice of any obligation or liability to which it may apply, and waives presentment, demand for payment, protest, notice of dishonor or non-payment of any such obligation or liability, suit or the taking of other action by Seller against, and all other notices whatsoever to, Buyer, Guarantor or others.

8.             Seller may at any time and from time to time without notice to or consent of Guarantor and without impairing or releasing the obligations of Guarantor hereunder: (a) take or fail to take any action of any kind in respect of any security for any Obligation of Buyer to Seller, (b) exercise or refrain from exercising any rights against Buyer or others, (c) compromise or subordinate any Obligation of Buyer to Seller including any security therefor, (d) consent to the assignment by Buyer of its interest in the Agreement, or (e) consent to any other matter or thing under or relating to the Agreement.  Guarantor waives trial by jury in any action, proceeding or counterclaim, involving any matters whatsoever arising out of or in any way connected with the Guaranty and by executing the Agreement Seller also waives such trial by jury.  Guarantor agrees to reimburse Seller for the costs and reasonable attorney’s fees incurred by reason of Seller having to enforce this Guaranty.

9.             Guarantor represents and warrants to Seller that (a) the Agreement has been duly authorized, executed and delivered by Buyer and is a legal, valid and binding instrument enforceable against Buyer in accordance with its terms, and (b) this Guaranty has been duly authorized, executed and delivered by Guarantor and is a legal, valid and binding instrument enforceable against Guarantor in accordance with its terms.

10.           Guarantor may not assign its rights nor delegate its obligations under this Guaranty, in whole or in part, without prior written consent of Seller, which consent may be withheld by Seller in its sole and absolute discretion, and any purported assignment or delegation absent such consent is void. This Guaranty shall remain in full force and effect notwithstanding (a) any assignment or transfer by Buyer of its interest in the Agreement (in which case this Guaranty shall apply, from and after such assignment or transfer, to all of the obligations, liabilities and covenants of the assignee or transferee under the Agreement), or (b) any assignment or transfer by Seller of its interest in the Agreement in accordance with the terms of the Agreement (in which case Guarantor's obligations under this Guaranty shall inure to the benefit of Seller’s assignee or transferee), in each case irrespective of whether Guarantor has notice of or consents to any such assignment or transfer.

11.           Guarantor acknowledges its address as set forth above and will notify Seller of any changes thereto.

12.          THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.  GUARANTOR AND TENANT JOINTLY AND SEVERALLY AGREE TO THE EXCLUSIVE JURISDICTION OF COURTS LOCATED IN THE STATE OF NEW YORK, UNITED STATES OF AMERICA, OVER ANY DISPUTES ARISING OR RELATING TO THIS GUARANTY.

[Remainder of page intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF, this Guaranty has been executed and delivered as of the date and year first above written.

CorEnergy Infrastructure Trust, Inc.,
a Maryland corporation

By:	/s/ Richard C. Green
Name:	Richard C. Green
Title:	Executive Chairman

[Signature Page to Buyer’s Guaranty]